Exhibit 10.8

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 22nd day of November 2021 (the “Effective Date”) by and BranchOut Food, Inc., a Nevada Corporation (the “Company”), and Doug Durst (“Executive”) (collectively the “Parties”).

PRELIMINARY STATEMENTS

The Company desires to employ Executive as Chief Financial Officer (“CFO”), and Executive desires to be employed by the Company in said capacity; and

Each party desires to set forth in writing the terms and conditions of their understandings and agreements.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, the sufficiency of which is hereby acknowledged by the Parties, the Company hereby agrees to employ Executive and Executive hereby accepts such employment upon the terms and conditions set forth in this Agreement:

STATEMENT OF AGREEMENT

Section 1: Position.

The Company agrees to employ Executive in the position of CFO. Executive shall serve and perform the duties which may from time to time be assigned to him by the Board of Directors (“Board”) of the Company.

Executive agrees to serve as the CFO, in a part time capacity (20 hours per week), until such time additional hours are requested and agreed upon. The Company acknowledges and agrees that Executive may own or may be involved in other for-profit and non-profit ventures that are not competitive with the business of the Company, and that nothing in this Agreement prevents or precludes Executive from such ownership or involvement, so long as Executive’s other business activities do not materially interfere with Executive’s ability to perform his duties for the Company.

Section 2: Term.

The initial term of this Agreement shall be one (1) year from the Effective Date (“Initial Term”), unless otherwise terminated pursuant to Section 5 of this Agreement. Unless terminated before the expiration of the Initial Term, this Agreement shall automatically renew for successive one (1) year terms (each a “Renewal Term”), unless the Agreement is terminated during any such Renewal Term, pursuant to Section 5 of this Agreement. For purposes of clarity, nothing in this Section 2 limits the right of either party to terminate this Agreement at any time consistent with the termination provisions of Section 5 of this Agreement.

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Section 3: Compensation and Benefits.

A. Base Salary. Executive shall have an anualized base salary of $156,000 per year, based on 20 hours of work per week (20 hours per week, times $150 per hour, times 52 weeks per year). On a monthly basis, the CEO and CFO will assess if a greater number of hours are required to fulfill additional requested tasks or responsibilities. If additional hours are required and agreed upon by both parties, the Base Salary for this agreement will increase by the net additional hours required times $150 per hour times 52 weeks per year. As an example, if an additional 5 hours per week is requested and agreed upon, then the $156,000 annualized Based Salary will increase by $39,000 per year (5 additional hours, times $150 per hour, times 52 weeks per year), making the new Base Salary $195,000 per year ($156,000 + $39,000).

B. Quarterly Performance Bonus (“QPB”).

i. Upon IPO, Executive shall have a target Quarterly Performance Bonus of 20% times Executive’s Base Salary.

ii. QPB will be based on the attainment of no more than 3 mutually agreed upon quarterly management objectives/targets.

iii. During any quarter, including the first quarter employed, if Executive and Company fail to, or have not mutually agreed upon the management objectives/targets, Executive will be paid 80% of the target QPB.

C. Employee Stock Options. Executive (the “Optionee”) will be granted an option (the “Option”) to purchase certain Shares of Common Stock of Company as follows:

i. Date of Grant: January 1, 2022

ii. Number of Options Shares: Optionee is granted 144,000 (one hundred forty-four thousand) Shares of Common Stock of the Company.

iii. Vesting Commencement Date: Effective Date of employment.

iv. Exercise Price: $1.65 USD

v. Option Expiration Date: Ten (10) years after the Grant Date

vi. Tax Status of Option: NSO

vii. Vesting:

Options to purchase 8,000 shares shall vest and become fully exercisable as of the January 1, 2022 and options to purchase an additional 8,000 shares shall vest and become fully exercisable on the first day of each month hereafter until options to purchase all 144,000 shares have fully vested, subject to the terms and conditions of the Grant Agreement.

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D. Payment.

i. Base Salary: Payment of all Base Salary to the Executive hereunder shall be made consistent with the Company’s then-existing payroll practices, but in no event less frequently than monthly. All compensation shall be subject to all applicable withholdings and taxes.

ii. Post IPO Quarterly Performance Bonus: shall be paid in full no later than the last day of the month following the Quarter End, regardless of the employment status of the Executive.

E. Benefits Generally. The Company shall make available to the Executive, throughout the term of this Agreement, the benefits generally provided by the Company to its executive officers (including 401k benefits), which may presently be in effect or which may hereafter be adopted by the Company for its executive officers and key management personnel.

i. Life Insurance. Within 60 days after IPO, company shall provide term life insurance in the amount of $2,000,000 (two million dollars) in the form of key man insurance. Executive agrees that the primary beneficiaries on the policy shall be as follows: Company @ 50%, spouse or estate of Executive @ 50%. Executive agrees to execute all paperwork necessary to effectuate the beneficiary designations provided herein, including spousal consent of Carol L Durst.

ii. Other benefits as the Board may determine, from time to time, in keeping with the role of CFO, with consideration given to the size of Company and its financial position.

F. Paid Time Off (PTO). Executive is permitted to take unlimited time off, as needed, as long as doing so will not materially disrupt business. Executive is encouraged to take the time needed to be able to operate at peak performance.

G. Holidays. The Executive shall be entitled to paid holidays as described in Company’s Employee Manual. If any such holiday falls on a Saturday, the paid day off shall be observed on the immediately preceding Friday. If the holiday falls on a Sunday, the paid day off shall be observed on the immediately following Monday. If Holidays are not defined, at minimum they will include the 11 designated Federal Holidays.

H. Other Equity. N/A

Section 4: Reimbursement of Expenses.

A. Business and Travel Expenses. The Company shall reimburse Executive for all business expenses, including expenses for travel and accommodation related to business travel, which are reasonable and necessary and are incurred by Executive while performing his duties under this Agreement, upon presentation of expense statements, receipts and/or vouchers, or such other information and documentation as the Company may reasonably require. A corporate credit card shall be issued to Executive to be used for business-related expenses. Any trip, or combination of expenditures exceeding $10,000, must be approved by the CEO of Company prior to incurring such expense, and the Company reserves the right to reject any such request for expenditure. Expenses must be reported in a timely manner according to the Company Employee Handbook, or within 60 days.

B. Equipment. Company shall reimburse Executive for monthly business cell phone, office internet fees, and reasonable office expenses. All such expenses for reimbursement must be accompanied by proper documentation to support the expense, consistent with Section 4A.

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Section 5: Termination and Severance.

A. Voluntary Termination by Executive: Executive may terminate this Agreement for convenience at any time, for any reason, upon sixty (60) days written notice to the Company (the “Notice Period”). If Executive terminates this Agreement pursuant to this provision, the Company will pay Executive all accrued but unpaid Base Salary, all earned but unpaid bonuses, and all unused PTO earned through the date of Separation (“Accrued Compensation”). Except for Executive’s entitlement to vested stock options and/or other vested retirement benefits, if any, Executive’s eligibility for benefits under any Employee Benefit Plan, other than COBRA, or pursuant to this Agreement shall cease on Employee’s last day of employment with the Company.

B. Termination by the Company for Cause.

Termination for Cause/Definition. The Company may terminate this Agreement at any time for Cause. Upon termination by the Company for Cause, Executive shall only be entitled to his Accrued Compensation. “Cause” means any of the following:

●	Executive’s commission of material theft, embezzlement, any other serious crime or material act of dishonesty relating to his employment with the Company;
●	Any material violation of any law, rule, or regulation applicable to the Company, including, but not limited to, those established by the Securities and Exchange Commission, or any regulatory organization having jurisdiction or authority over Executive or the Company;
●	Any failure by Executive, in a timely fashion, to inform the Company of any material violation of any law, rule or regulation by the Company or one of its direct or indirect subsidiaries, of which such violation Executive has knowledge;
●	Executive’s willful and continued failure to substantially perform all his duties and obligations of employment (other than any such failure resulting from incapacity due to physical or mental illness), which failure is not remedied within 30 after receipt of written notice from the Company;
●	Executive’s conviction of a felony having as its predicate element fraud, dishonesty, misappropriation, or moral turpitude.

C. Termination by Executive for Good Reason.

i. Termination for Good Reason/Definition. Executive may terminate this Agreement for Good Reason, after providing fifteen (15) days written notice to the Company, which identifies the Good Reason for Executive’s termination. The Company shall have an opportunity to cure the circumstances constituting Good Reason. In the event that the Company fails to cure the Good Reason and Executive terminates his employment for Good Reason, Executive shall receive, within twenty (20) business days of the termination date, (a) all Accrued Compensation as defined in Section 5A, and (b) Additional Severance Compensation as defined in Section 5H, subject to the proviso in Section 7 of this Agreement. For the purposes of this Agreement, “Good Reason” means:

●	A Change of Control that results, within 12 months following the Change of Control, in a diminution of Executive’s duties and responsibilities or reduction of compensation or benefits; or

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●	Executive’s non-voluntary removal from his position as CFO, other than as provided in Section 5B for Cause, or by Executive’s death or disability (as defined in Sections 5D and 5E, below) during the term of this Agreement; or
●	A requirement by the Company that Executive cannot work remotely, or must move to a different geographic location as a condition of continued employment in his current position; or
●	The relocation by the Company of Executive’s primary workplace without the Company providing adequate provisions for remote work, and/or without compensating or reimbursing the Executive for reasonable additional travel expense or reasonable remote work equipment necessitated by the Company’s relocation; or
●	Failure by the Company to make any payment to Executive required to be made under the terms of this Agreement, if the breach is not cured within thirty (15) days after Executive provides written notice to the Company that provides in reasonable detail the nature of the payment; or
●	Failure by the Company to manage the Executive and his responsibilities in a manner consistent with what would be considered to be good faith or in such a manner that it would diminish or materially impact his ability to perform his role as CFO. Examples of failure to operate in good faith include but are not limited to: intentionally attempting to persuade or induce, directly or indirectly, the Executive to voluntarily terminate this agreement; providing false or misleading information (or knowingly failing to provide useful or relevant information) to the Executive with the intent to negatively affect the Executive’s performance or apparent judgment; or knowingly failing to provide the Executive with reasonable and customary support for the execution of his responsibilities, resulting in negatively affecting the Executive’s performance and or compensation. Examples of diminishing or materially impacting his ability to perform his role include but are not limited to: formal or informal demotion as the CFO or effective demotion disabling Executive to fullfil his duties; re-assignment to a subsidiary; or insufficient resources (funding, people, process, systems, etc.) to carry out the assigned responsibilities and duties.

ii. Change of Control – Definition. As used herein, “Change of Control” shall mean a merger or consolidation with another entity in which the Company’s stockholders do not own more than 50% of the outstanding voting power of the surviving entity or the disposition of all or substantially all of the Company’s assets.

D. Termination Based on Executive’s Disability. The Company may terminate this Agreement, at any time, if the Board of Directors determines in good faith that Executive has sustained a “disability” as defined herein. For the purposes of this Agreement, Executive shall be deemed to have sustained a “disability” if he has been unable, due to a physical or mental impairment, to perform his duties for a period of more than ninety (90) days in any twelve (12) month period. Upon termination of this Agreement for disability, the Company shall pay Executive his Accrued Compensation through the date of termination and 12 months’ Targeted Base Salary.

E. Death of Executive. Executive’s employment shall terminate automatically upon Executive’s death. Upon termination of this Agreement because of Executive’s death, the Company shall pay Executive’s spouse (or estate if spouse is deceased) Executive’s Accrued Compensation through the date of Executive’s death plus an additional ninety (90) days’ severance at Executive’s salary at time of death, along with any additional compensation that would have been due through the end of quarter during which the death occurred.

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F. COBRA Eligibility. Regardless of the reason for termination, including voluntary resignation, if the Company is a COBRA-eligible employer at the time of termination of this Agreement and Executive’s employment, Executive’s rights to COBRA coverage shall be the same as any other terminating employee and governed by the then-existing COBRA statute. If Company is not COBRA-eligible, Company will include Employee in Health Insurance plan, in place for Employee and Employee’s spouse at time of termination, without lapse and for a period of 18 months following date of termination.

G. Effect of Termination on Employment. Upon termination of this Agreement, regardless of the reason for termination, Executive’s employment shall also immediately terminate and cease, and Executive shall be deemed to have voluntarily resigned from the Board of the Company, and any subsidiaries, if applicable, effective immediately upon the termination date. In addition, at the date of notification of termination, all access to company bank accounts and finances will terminate. Executive will no longer be authorized to write or approve checks, or to send or approve payments of any kind, for any reason.

H. Severance.

i. Severance in the Event of a Change in Control. If Executive terminates this Agreement for Good Reason due to a Change in Control, as provided in Section 5C of this Agreement, then Executive’s Additional Severance Compensation shall be twelve (12) times Executive’s monthly Targeted Base Salary. Such severance shall be paid over the twelve (12) months immediately following the termination, in regular, equal installments consistent with the Company’s then-existing payroll practices.

ii. Severance in the Event of a Termination for “Good Reason” by Executive. If the Executive terminates this agreement for “Good Reason” under Section 5C (but not for a “change in control”), Executive’s Additional Severance Compensation shall be twelve (12) times Executive’s monthly Actual Base Salary.

iii. No Mitigation. The Severance Payments set forth in Section 5H shall not be reduced whether or not Executive obtains other employment.

I. Effect of Termination on Stock Options.

i. Termination by Company for Cause. In the event Executive is terminated by the Company for Cause under Section 5B of this Agreement, all stock options earned by the Executive that have not vested shall be immediately cancelled. Executive’s vested stock options will be available for the Executive to exercise within the one (1) year immediately following the termination of Executive’s employment, after which date all stock options that have not been exercised shall automatically terminate.

ii. Termination by Executive for Good Reason (including Change in Control). In the event Executive terminates this Agreement for Good Reason under Section 5C, all unvested stock options earned by the Executive that are scheduled to become vested by the end of the full fiscal quarter following the date of termination, will be deemed fully vested. All of Executive’s vested stock options (regardless of when the option vested) will be available for the Executive to exercise at any time prior to the earlier of four (4)-year anniversary of the date of termination of this Agreement or the expiration date of the options, after which date all stock options that have not been exercised shall automatically terminate.

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iii. Termination by Executive for Convenience. In the event Executive terminates this Agreement for convenience under Section 5A, all stock options earned by the Executive that have not vested shall be immediately cancelled. Executive’s vested stock options will be available for the Executive to exercise within the four (4) years immediately following the termination of Executive’s employment, after which date all stock options that have not been exercised shall automatically terminate.

iv. Termination Due to Executive’s Death or Disability. In the event this Agreement terminates due to the Executive’s death or disability under Section 5D or 5E, all unvested stock options earned by the Executive that are scheduled to become vested by the end of the full fiscal quarter following the date of termination, will be deemed fully vested. All of Executive’s vested stock options (regardless of when the option vested) will be available for the Executive or Executive’s heirs to exercise at any time prior to the earlier of four (4)-year anniversary of the date of termination of this Agreement or the expiration date of the options, after which date all stock options that have not been exercised shall automatically terminate.

Section 6: Release.

Notwithstanding any other provision in this Agreement to the contrary, as a condition precedent to receiving any Severance Payment or other benefit set forth in this Agreement upon termination, Executive agrees to execute (and not revoke) a severance and release agreement mutually acceptable to the Company and the Executive (the “Release”). Employee’s Release will not include claims for breach of this Agreement. If Executive fails to execute and deliver the Release, or revokes the Release, Executive agrees that he shall not be entitled to receive the Severance Payment or other benefits set forth in this Agreement upon termination. For purposes of this Agreement, the Release shall be considered to have been executed by Executive if it is signed by his legal representative in the case of legal incompetence or on behalf of Executive’s estate in the case of his death. No severance payments shall be made hereunder until the period in which to revoke this Release has terminated.

Section 7: Non-solicit

Executive acknowledges that Employer’s Confidential Information is highly confidential and constitutes trade secrets, and that substantial goodwill exists between Employer and its customers and clients. Executive further acknowledges that due to Executive’s position, the Executive will become familiar with current customers, past customers, customer needs and preferences, customer prospects, and Employer’s intellectual property, all of which Employer has expended a great deal of time and effort to compile and protect and which would be of great value to a competitor of Employer if the Executive would be employed by a competitor following termination. Executive therefore agrees that during Executive’s employment and for a period of twelve [12] months after the termination of Executive’s employment, regardless of the reason for termination (the “Restrictive Period”), Executive shall not (without prior written consent, which may be withheld in its sole discretion), directly or indirectly, within any geographic area in which Employer actively conducts business at the time of termination of Executive’s employment, do the following:

Solicit, entice away or induce or attempt to solicit, entice away or induce any of Employer’s employees, executives, agents, consultants, or direct customers, to terminate their relationship with Company.

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Section 8: Intentionally left blank.

Section 9: Severability and Reformation.

If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable. Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law.

Section 10: Entire Agreement.

This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements or understandings, written or oral, between the parties hereto pertaining to the subject matter hereof.

Section 11: Notices.

All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, or electronic mail, or facsimile transmission (with electronic confirmation of successful transmission) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, in order of preference of the recipient:

If to the Company:

If to Executive:

Notice so given shall, in the case of mail, be deemed to be given and received on the fifth calendar day after posting, in the case of overnight delivery service, on the date of actual delivery and, in the case of facsimile transmission or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

Section 12: Governing Law and Venue.

This Agreement will be governed by and construed in accordance with the laws of the State of Washington, without regard to any conflict of laws rule or principle which might refer the governance or construction of this Agreement to the laws of another jurisdiction.

Section 13: Assignment.

This Agreement is personal to Executive and may not be assigned in any way by Executive without the prior written consent of the Company. The rights and obligations under this Agreement is binding on the Company’s successors, including pursuant to a Change of Control.

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Section 14: Counterparts.

This Agreement may be executed in counterparts, each of which will take effect as an original, and all of which shall evidence one and the same Agreement.

Section 15: Amendment.

This Agreement may be amended only in writing signed by Executive and by a duly authorized representative of the Board or Compensation Committee of the Company (other than Executive).

Section 16: Construction.

The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive.

Section 17: Non-Waiver.

The failure by either party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing signed by the Company (other than Executive) and the Executive.

Section 18: Announcement.

Company shall not have the right to make public announcements concerning the execution of this Agreement and the terms contained herein, unless required by the SEC or other governing authorities.

Section 19: Intentionally left blank.

Section 20: Assistance in Litigation.

During the employment period and for a period thereafter of two years, Executive shall, but without the necessity of incurring expense or loss, reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company (including any internal investigation or administrative, regulatory or judicial investigation or proceeding or any dispute with a third party). Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. Executive also shall cooperate fully with the Company in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company. The Company will pay Executive a reasonable hourly rate for Executive’s cooperation pursuant to this Section 20 for any required assistance following the termination of this Agreement. The Company will also reimburse the Executive for reasonable expenses or losses associated with the foregoing. This Section 20 shall survive the termination of this Agreement for any reason.

Section 21: No Inconsistent Obligations.

Executive represents and warrants that to his knowledge he has no obligations, legal, in contract, or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company to perform the duties described herein. Executive will not disclose to the Company, or use, or induce the Company to use, any confidential, proprietary, or trade secret information of others. Executive represents and warrants that to his knowledge he has returned all property and confidential information belonging to all prior employers, if he is obligated to do so.

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Section 22: Binding Agreement.

This Agreement shall inure to the benefit of and be binding upon Executive, his heirs and personal representatives, and the Company, its successors and assigns.

Section 23: Remedies.

The parties recognize and affirm that in the event of a breach of Section 7 of this Agreement, money damages would be inadequate and the Company would not have an adequate remedy at law. Accordingly, the parties agree that in the event of a breach or a threatened breach of Section 7, the Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof. This Section 23 shall survive the termination of this Agreement for any reason.

Section 24: Judicial Adjudication or Arbitration.

Other than as stated in Section 23, the parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved, at the option of the Executive, either through:

a) judicial adjudication

or b) by arbitration administered by the American Arbitration Association (“AAA”) under its Employment Rules. The arbitration would take place in Bellevue or Seattle, WA. A single arbitrator would be selected by mutual agreement, or failing mutual agreement, by requesting a list of five arbitrators from AAA, with each party striking two arbitrators from the list. The arbitrator would have the authority to award the same remedies, damages, and costs that a court could award. The arbitrator would issue a reasoned award explaining the decision, the reasons for the decision, and any damages awarded. The arbitrator’s decision would be final and binding. The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This provision and any decision and award hereunder can be enforced under the Federal Arbitration Act.

Section 25: Voluntary Agreement.

Each party to this Agreement has read and fully understands the terms and provisions hereof, has had an opportunity to review this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel (if any), and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement. Except as expressly set forth in this Agreement, neither the parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein. Without limiting the generality of the previous sentence, the Companies, their affiliates, advisors, and/or attorneys have made no representation or warranty to Executive concerning the state or federal tax consequences to Executive regarding the transactions contemplated by this Agreement.

Section 26: Indemnification.

The Company agrees that if Executive is made a party to or involved in, or is threatened to be made a party to or otherwise to be involved in, any action, suit or proceeding, whether civil, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was an officer or employee of the Company or is or was serving at the request of the Company as an officer, member, employee or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive’s alleged action in an official capacity while serving as an officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company against any and all liabilities, losses, expenses, judgments, penalties, fines and amounts reasonably paid in settlement in connection therewith, and shall be advanced reasonable expenses (including attorneys’ fees) as and when incurred in connection therewith (provided that Executive hereby undertakes to repay the amount of all such indemnifiable expenses paid to Executive if it is finally determined by a court of competent jurisdiction that Executive is not entitled under this Agreement to indemnification with respect to such expenses), to the fullest extent legally permitted or authorized by the Company’s By-laws or, if greater, by the laws of the State of Washington, as may be in effect from time to time, except that this Section 26 shall not apply to the following Proceedings: (a) any Proceeding initiated or brought voluntarily by Executive against the Company or its directors, officers employees or other indemnitees, unless the Board of Directors has authorized or consented to the initiation of the Proceeding (or any part of the Proceeding), (b) for an accounting of profits made from the purchase and sale (or sale and purchase) by Executive of securities of the Company within the meaning of Section 16(b) of the Exchange Act or any similar successor statute, or (c) a criminal proceeding brought against the Executive. The Company and Executive acknowledge that separate legal representation may be necessary to protect divided interests in any legal proceeding. Executives decision to seek separate legal counsel and representation does not release the Company from is obligation to reimburse Executive for any expenses, legal fees, judgments or settlements. The rights conferred on Executive by this Section 26 shall not be exclusive of any other rights which Executive may have or hereafter acquire under any statute, the By-laws, agreement, vote of stockholders or disinterested directors, or otherwise. The indemnification and advancement of expenses provided for by this Section 26 shall continue until and terminate upon the latest of: (a) the statute of limitations applicable to any claim that could be asserted against Executive with respect to which he may be entitled to indemnification under this Section 26, (b) six years after the date that Executive has ceased to serve as a director or officer of the Company or as a director, officer, employee, member, or agent of any other corporation, limited liability corporation, partnership, joint venture, trust or other enterprise at the request of the Company, or (c) if, at the later of the dates referred to in (a) and (b) above, there is a pending Proceeding in respect of which Executive is granted rights of indemnification under this Section 26, one year after the final termination of such Proceeding, including any and all appeals. The indemnification and advancement of expenses provided for by this Section 26 shall inure to the benefit of his heirs, executors and administrators.

SIGNATURES ON THE NEXT PAGE

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IN WITNESS WHEREOF, the Company and Executive have executed this Agreement, effective as of the day and year first above written.

COMPANY		EXECUTIVE

Dated:	11/22/2021	Dated:	November 21, 2021

By:	/s/ Eric Healy	By:	/s/ Doug Durst

Name:	Eric Healy	Name:	Doug Durst

Title:	CEO	Title:	Chief Financial Officer

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